Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (this “Amended Agreement”), which shall amend certain provisions of that Executive Employment Agreement by and between Paylocity Corporation, an Illinois corporation (“Company”) and Toby J. Williams (“Executive”) dated as of September 18, 2017 (“Original Agreement”), is made and entered into by the Company and Executive effective as of March 11, 2022 (“Effective Date”). Each of the Company and Executive is a “Party,” and collectively, they are the “Parties.”

WHEREAS, Section 2.1 of the Original Agreement provides that the Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion; and

WHEREAS, Section 18 of the Original Agreement further provides that the Original Agreement may be modified in a writing signed by Executive and the Board of Directors of the Company (“Board”); and

WHEREAS, the Board has determined, and the undersigned Parties hereto agree, that it is in the best interest of the Company and its stockholders to amend certain provisions of the Original Agreement, as set forth herein, commencing on the Effective Date in connection with Executive’s promotion.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Amended Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Position. Section 2.1 of the Original Agreement is hereby amended and restated as follows:

Executive is employed as Co-Chief Executive Officer and President of the Company. Executive shall report to the Paylocity Holdings Corporation (“Parent”) Board of Directors (“Parent Board”) and shall have the duties and responsibilities assigned by the Board.  Executive shall perform faithfully and diligently all duties assigned to Executive.  The Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.

Upon the Effective Date, Executive shall be appointed to the Parent Board.

2.Compensation. Section 4 of the Original Agreement is hereby amended as follows:

•Section 4.1 – Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive a monthly base salary of $46,666.67, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in accordance with the normal payroll practices of Company and effective on the Effective Date.   In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the base salary pro-rated to the date of termination.

•Section 4.2 – Incentive Compensation. Executive will be eligible to earn an annual incentive bonus, the target amount of which shall be a percentage as determined by the Company’s Compensation Committee (“Annual Bonus”).  The target amount of the Annual Bonus for fiscal year 2022 shall be 100% of Executive’s base salary based on the actual base salary earned by Executive during fiscal year 2022, taking into account the pro-rated increase to base salary for the period from and after the Effective Date.  Any Annual Bonus will be based on Executive’s achievement of certain goals, which shall be established by Company’s Compensation Committee and the Board and communicated to Executive within 60 days of the beginning of each fiscal year.  The Annual Bonus shall be less all required taxes and withholdings and will be earned by Executive and paid out within 60 days following the end of the applicable performance period fiscal year, provided Executive is still employed by Company on such payment date.

•Section 4.3 – Equity Incentive Grants. In consideration for the restrictive covenants set forth in Sections 11, 12 and 13, and in connection with Executive’s promotion and execution of this Agreement, on the Effective Date, the following one-time equity grant was granted to Executive under the Company’s 2014 Equity Incentive Plan, as amended (“Plan”) and the applicable forms of notice of grant and award agreement for such equity award as provided to Executive:

◦A one-time grant of restricted stock units (“RSUs”) with a grant date value of $2,000,000 as calculated by reference to the Company’s closing stock price on the Effective Date. The RSUs shall vest in equal installments of 25% on each anniversary of the date of grant over a four-year period, subject to Executive’s continued services through the applicable vesting dates.

In addition, Executive shall continue to be eligible to receive additional long-term equity incentives, as determined during the annual review conducted by the Compensation Committee and the Board.

(a)Immediately prior to the consummation of a Change in Control, the vesting of all unvested shares subject to outstanding equity awards with time-based vesting issued to Executive by Parent shall be accelerated in full and, if applicable, such equity awards shall become exercisable or shall be settled in full immediately prior to such Change in Control provided that Executive’s employment with the Company or Parent has not terminated prior to such Change in Control.  For the purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Plan.

(b)If Executive’s employment with the Company terminates due to Executive’s death or Disability (as such term is defined in the Plan),  (i) the vesting of all unvested shares subject to outstanding equity awards with time-based vesting issued to Executive by Parent shall be accelerated in full and, if applicable, such equity awards shall become exercisable or shall be settled in full and (ii) the unvested shares subject to outstanding equity awards with performance-based vesting shall remain outstanding, and vest based on actual achievement of the underlying performance goals, with Executive receiving a pro-rated portion of the performance-based award (based on the number of calendar days in the performance period that Executive was employed over the total number of calendar days in the performance period),  and, if applicable, such equity awards shall become exercisable or shall be settled to the extent vested upon such determination.

3.No Other Changes. The remainder of the Original Agreement, as amended, shall remain in full force and effect.

4.Governing Law.  This Amended Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Illinois.  Each Party consents to the jurisdiction and venue of the state or federal courts in Chicago, Illinois, if applicable, in any action, suit, or proceeding arising out of or relating to this Amended Agreement.

5.Entire Agreement.  This Amended Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Amended Agreement may be amended or modified only with the written consent of Executive and the Board.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AMENDED AGREEMENT HAVE READ THE FOREGOING RESTATED AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AMENDED AGREEMENT ON THE DATES SHOWN BELOW.

Toby J. Williams

Date:	March 11, 2022	/s/ Toby J. Williams

Paylocity Corporation

Date:	March 11, 2022	/s/ Steven R. Beauchamp

Steven R. Beauchamp
Member, Board of Directors